Civeo Reports First Quarter 2021 Results

HOUSTON and CALGARY, April 30, 2021 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2021.
Highlights include:
•Reported first quarter revenues of $125.4 million, net loss of $10.0 million and operating cash flow of $12.8 million;

•Delivered first quarter Adjusted EBITDA of $16.2 million and free cash flow of $16.1 million; and

•Reduced total debt to $238.1 million as of March 31, 2021 from $251.1 million as of December 31, 2021.

“Despite recent macroeconomic headwinds and winter seasonality, we continued to generate solid free cash flow and reduced our total debt. I continue to be encouraged by our team's ability to operate safely and effectively in this tough environment, while also progressing our strategic and financial initiatives. For the first quarter, our Canadian business saw a sequential improvement in occupancy despite the British Columbia health order impacting our occupancy at our Sitka location. The Australian business had a softer quarter than expected due to a slow start to the year in the Bowen Basin and continued difficulty in sourcing labor in both our village operations and our integrated services business. The U.S. business had sequentially improved results as U.S. drilling and completion activity continued to recover and increased occupancy at our Louisiana location related to the hurricane recovery efforts in Lake Charles," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, "Looking forward, we are optimistic that the turnaround activity in Canada will pick up in the second and third quarters of 2021 and that our work supporting pipeline activity will expand as operators look to catch up on lost time due to COVID-19. In Australia, we are diligently working to resolve the shortage of full-time labor as we look for occupancy and activity to improve in our village locations and our integrated services business. The outlook for the U.S. has improved with modest market share gains in the well site business, as well as a recent award of a one-year contract at our Pecos lodge in West Texas to a third-party operator. Overall, we remain focused on operating safely in this COVID-19 environment, generating free cash flow and reducing our leverage.”

First Quarter 2021 Results
In the first quarter of 2021, Civeo generated revenues of $125.4 million and reported net loss of $10.0 million, or $0.70 per diluted share. During the first quarter of 2021, Civeo produced operating cash flow of $12.8 million, Adjusted EBITDA of $16.2 million and free cash flow of $16.1 million.
By comparison, in the first quarter of 2020, Civeo generated revenues of $138.8 million and reported a net loss of $146.5 million, or $(10.43) per diluted share. The loss resulted in part from $144.1 million in costs associated with goodwill and asset impairments. During the first quarter of 2020, Civeo produced operating cash flow of $20.8 million, Adjusted EBITDA of $20.3 million and free cash flow of $18.3 million.
Overall, the decrease in revenues and Adjusted EBITDA in the first quarter of 2021 compared to 2020 was primarily due to decreased billed rooms in our Canadian segment and Australian segment, partially offset by improved Canadian mobile camp activity, proceeds from the Canadian Emergency Wage Subsidy program ("CEWS") and a favorable foreign currency translation impact.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2021 to the results for the first quarter of 2020.)

Canada
During the first quarter of 2021, the Canadian segment generated revenues of $61.9 million, operating loss of $7.7 million and Adjusted EBITDA of $10.8 million, compared to revenues of $79.3 million, operating loss of $136.6 million and Adjusted EBITDA of $11.4 million in the first quarter of 2020. Operating loss and Adjusted EBITDA from the first quarter of 2021 included $2.8 million of other income related to proceeds from CEWS and a $0.9 million gain on sale of a Canadian manufacturing facility. The first quarter of 2020 results included a goodwill impairment charge of $93.6 million and asset impairment charges of $38.1 million.

On a constant currency basis, the Canadian segment experienced a 26% period-over-period decrease in revenues driven by a 32% year-over-year reduction in billed rooms related to decreased occupancy due to the decline in oil prices and the COVID-19 pandemic impacting the Alberta locations and the British Columbia health order limiting occupancy at the Company's Sitka location. Adjusted EBITDA for the Canadian segment decreased 6% year-over-year primarily due to lower billed rooms in the lodges, partially offset by increased EBITDA from mobile camp activity, the CEWS proceeds and a gain on sale.

Australia
During the first quarter of 2021, the Australian segment generated revenues of $59.6 million, operating income of $3.3 million and Adjusted EBITDA of $12.8 million, compared to revenues of $49.1 million, operating income of $6.2 million and Adjusted EBITDA of $16.2 million in the first quarter of 2020. The first quarter of 2021 results reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $8.9 million and $1.9 million, respectively.

On a constant currency basis, the Australian segment experienced relatively similar year-over-year revenues. Occupancy in our Australian villages decreased due to a soft start in 2021 in the Bowen Basin but were largely offset by increases in occupancy in the Integrated Services business. Adjusted EBITDA from the Australian segment decreased 21% year-over-year due to lower village occupancy in the Bowen Basin, as well as higher labor costs in the Integrated Services business.
U.S.
The U.S. segment generated revenues of $3.9 million, operating loss of $2.6 million and negative Adjusted EBITDA of $1.2 million in the first quarter of 2021, compared to revenues of $10.3 million, operating loss of $14.1 million and Adjusted EBITDA of $0.4 million in the first quarter of 2020. Revenues and Adjusted EBITDA declined year-over-year primarily due to lower drilling and completion activity coupled with lower occupancy in the U.S. lodges.
Financial Condition
As of March 31, 2021, Civeo had total liquidity of approximately $112.4 million, consisting of $107.0 million available under its revolving credit facilities and $5.5 million of cash on hand.
Civeo’s total debt outstanding on March 31, 2021 was $238.1 million, a $13.0 million decrease since December 31, 2020. The decrease consisted of $15.6 million in debt payments from cash flow generated by the business, partially offset by an unfavorable foreign currency translation impact of $2.5 million.
Civeo reduced its leverage ratio to 2.10x as of March 31, 2021 from 2.11x as of December 31, 2020 .
During the first quarter of 2021, Civeo invested $3.4 million in capital expenditures, up from $2.7 million during the first quarter of 2020.
Full Year 2021 Guidance
For the full year of 2021, Civeo is increasing its revenue and Adjusted EBITDA guidance to a range of $555 million to $580 million and $90 million to $100 million, respectively. This guidance is based on our expectations as of the date hereof and assumes no material changes to the current macro environment, or conditions related to the COVID-19 pandemic and the responses thereto. The Company maintains full year 2021 capital expenditure guidance of $20 million to $25 million.

Conference Call
Civeo will host a conference call to discuss its first quarter 2021 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800) 263-0877 in the United States or (646) 828-8143 internationally and using the conference ID 6711622#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 6711622#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2020 and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020

Revenues	$125,430	$138,792

Costs and expenses:
Cost of sales and services	99,810	103,313
Selling, general and administrative expenses	14,181	13,937
Depreciation and amortization expense	21,269	25,502
Impairment expense	—	144,120
Other operating expense	71	989
	135,331	287,861
Operating loss	(9,901)	(149,069)

Interest expense	(3,362)	(5,595)
Interest income	—	16
Other income	4,914	25
Loss before income taxes	(8,349)	(154,623)
Income tax (expense) benefit	(1,076)	8,811
Net loss	(9,425)	(145,812)
Less: Net income attributable to noncontrolling interest	59	258
Net loss attributable to Civeo Corporation	(9,484)	(146,070)
Less: Dividends attributable to Class A preferred shares	478	468
Net loss attributable to Civeo common shareholders	$(9,962)	$(146,538)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.70)	$(10.43)
Diluted	$(0.70)	$(10.43)

Weighted average number of common shares outstanding:
Basic	14,211	14,043
Diluted	14,211	14,043

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2021	December 31, 2020
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$5,455	$6,155
Accounts receivable, net	87,783	89,782
Inventories	6,677	6,181
Assets held for sale	—	3,910
Prepaid expenses and other current assets	8,745	13,185
Total current assets	108,660	119,213

Property, plant and equipment, net	468,961	486,930
Goodwill, net	8,601	8,729
Other intangible assets, net	99,269	99,749
Operating lease right-of-use assets	22,338	22,606
Other noncurrent assets	2,349	3,626
Total assets	$710,178	$740,853

Current liabilities:
Accounts payable	$42,336	$42,056
Accrued liabilities	20,801	27,349
Income taxes	255	203
Current portion of long-term debt	35,047	34,585
Deferred revenue	5,983	6,812
Other current liabilities	6,354	5,760
Total current liabilities	110,776	116,765

Long-term debt	200,756	214,000
Operating lease liabilities	18,941	19,834
Other noncurrent liabilities	15,566	14,897
Total liabilities	346,039	365,496

Shareholders' equity:
Preferred shares	60,494	60,016
Common shares	—	—
Additional paid-in capital	1,579,342	1,578,315
Accumulated deficit	(917,689)	(907,727)
Treasury stock	(8,050)	(6,930)
Accumulated other comprehensive loss	(350,606)	(348,989)
Total Civeo Corporation shareholders' equity	363,491	374,685
Noncontrolling interest	648	672
Total shareholders' equity	364,139	375,357
Total liabilities and shareholders' equity	$710,178	$740,853

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2021	2020

Cash flows from operating activities:
Net loss	$(9,425)	$(145,812)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,269	25,502
Impairment charges	—	144,120
Deferred income tax expense (benefit)	1,041	(8,941)
Non-cash compensation charge	1,027	2,208
Gains on disposals of assets	(1,902)	(21)
Provision for credit losses, net of recoveries	193	54
Other, net	716	693
Changes in operating assets and liabilities:
Accounts receivable	1,806	(1,496)
Inventories	(526)	(740)
Accounts payable and accrued liabilities	(5,287)	6,280
Taxes payable	51	133
Other current assets and liabilities, net	3,854	(1,143)
Net cash flows provided by operating activities	12,817	20,837

Cash flows from investing activities:
Capital expenditures	(3,372)	(2,651)
Proceeds from disposition of property, plant and equipment	6,651	72
Net cash flows provided by (used in) investing activities	3,279	(2,579)

Cash flows from financing activities:
Term loan repayments	(8,872)	(8,109)
Revolving credit borrowings (repayments), net	(6,691)	(6,080)
Taxes paid on vested shares	(1,120)	(1,442)
Net cash flows used in financing activities	(16,683)	(15,631)

Effect of exchange rate changes on cash	(113)	(400)
Net change in cash and cash equivalents	(700)	2,227

Cash and cash equivalents, beginning of period	6,155	3,331
Cash and cash equivalents, end of period	$5,455	$5,558

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues
Canada	$61,885	$79,348
Australia	59,637	49,113
United States	3,908	10,331
Total revenues	$125,430	$138,792

EBITDA (1)
Canada	$10,796	$(120,256)
Australia	12,809	16,161
United States	(1,221)	(12,053)
Corporate and eliminations	(6,161)	(7,652)
Total EBITDA	$16,223	$(123,800)

Adjusted EBITDA (1)
Canada	$10,796	$11,425
Australia	12,809	16,161
United States	(1,221)	386
Corporate and eliminations	(6,161)	(7,652)
Total adjusted EBITDA	$16,223	$20,320

Operating income (loss)
Canada	$(7,659)	$(136,631)
Australia	3,307	6,164
United States	(2,598)	(14,134)
Corporate and eliminations	(2,951)	(4,468)
Total operating income (loss)	$(9,901)	$(149,069)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020

EBITDA (1)	$16,223	$(123,800)
Adjusted EBITDA (1)	$16,223	$20,320
Free Cash Flow (2)	$16,096	$18,258

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2021	2020

Net loss attributable to Civeo Corporation	$(9,484)	$(146,070)
Income tax expense (benefit)	1,076	(8,811)
Depreciation and amortization	21,269	25,502
Interest income	—	(16)
Interest expense	3,362	5,595
EBITDA	$16,223	$(123,800)
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	50,514
Impairment of goodwill (b)	—	93,606
Adjusted EBITDA	$16,223	$20,320

(a)Relates to asset impairments in the first quarter of 2020. In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million ($38.1 million after-tax, or $2.71 per diluted share) and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million ($12.4 million after-tax, or $0.89 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b)Relates to the impairment of goodwill in the first quarter of 2020. The $93.6 million impairment ($93.6 million after-tax, or $6.67 per diluted share) is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2021	2020

Net Cash Flows Provided by Operating Activities	$12,817	$20,837
Capital expenditures	(3,372)	(2,651)
Proceeds from disposition of property, plant and equipment	6,651	72
Free Cash Flow	$16,096	$18,258

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2021

EBITDA Range (1)	$90.0	$100.0
Adjusted EBITDA Range (1)	$90.0	$100.0

(1)The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2021
	(estimated)

Net loss	$(10.5)	$(0.5)
Income tax expense	0.5	0.5
Depreciation and amortization	85.0	85.0
Interest expense	15.0	15.0
EBITDA	$90.0	$100.0

Adjustments to EBITDA
Impairment expense	—	—
Representations and warranties settlement	—	—
Adjusted EBITDA	$90.0	$100.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2021	2020

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$46,530	$66,066
Mobile facility rental revenue (2)	10,499	2,508
Food and other services revenue (3)	4,856	10,774
Total Canadian revenues	$61,885	$79,348

Costs
Accommodation cost	$38,336	$48,055
Mobile facility rental cost	6,774	3,257
Food and other services cost	4,121	10,015
Indirect other cost	2,654	2,945
Total Canadian cost of sales and services	$51,885	$64,272

Average daily rates (4)	$97	$92

Billed rooms (5)	480,066	708,323

Canadian dollar to U.S. dollar	$0.790	$0.745

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$33,675	$32,585
Food and other services revenue (3)	25,962	16,528
Total Australian revenues	$59,637	$49,113

Costs
Accommodation cost	$17,105	$14,995
Food and other services cost	24,297	13,707
Indirect other cost	1,501	851
Total Australian cost of sales and services	$42,903	$29,553

Average daily rates (4)	$79	$69

Billed rooms (5)	424,666	471,840

Australian dollar to U.S. dollar	$0.773	$0.658

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
832-667-5140